Exhibit 99.1

Unique Fabricating, Inc. Reports Third Quarter 2018 Financial Results
Company Revises Full-Year Revenue and Profitability Guidance to Account for Current Market Outlook

Auburn Hills, MI - November 9, 2018 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the third quarter ended September 30, 2018.
Third Quarter 2018 Financial Highlights

•	Revenue of $42.1 million in the third quarter of 2018, up 2.0% compared to $41.2 million in the third quarter of 2017

•	Net income of $0.6 million, or $0.06 per basic and diluted share in the third quarter of 2018, compared to $0.7 million, or $0.07 per basic and diluted share in the third quarter of 2017

•
Adjusted EBITDA of $3.4 million in the third quarter of 2018, including $1.7 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $3.7 million in the third quarter of 2017, including $1.6 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.11 in the third quarter of 2018 versus $0.10 in the third quarter of 2017(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on December 7, 2018 for stockholders of record as of November 30, 2018

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“Third quarter automotive production remained flat versus an industry projected increase resulting in a shortfall in our revenues versus expectations” commented John Weinhardt, Chief Executive Officer. “Despite this challenge, we still delivered revenue growth in the third quarter. A positive trend for Unique is the continued change in new vehicle mix, from traditional passenger cars to light trucks. We continue to grow our presence in this segment as larger vehicles offer multiple opportunities for our products. We experienced several new awards on SUV’s and pickup trucks in the third quarter that support this trend.”

“In addition to enhancing our vehicle mix, we have continued to focus on improving our operational efficiencies and maximizing the synergies between our production facilities,” added Weinhardt. “We have added significant depth to our continuous improvement efforts and identifying centers of excellence for our various capabilities. This will help us better leverage our geographic footprint and strengthen our key core competencies. We believe the combined emphasis on operational excellence and improved vehicle mix will allow us to better respond to changing market conditions.”

“Given the continued flat to modestly declining independent industry forecasts for automotive vehicle production, coupled with our expectations for the fourth quarter, we are revising our guidance for the full year 2018,” continued Weinhardt. “While we expect to continue to grow in excess of the overall automotive market, industry forecasts point to a fourth quarter that will not replace lower than projected underlying vehicle sales experienced in the first half of the year. We remain optimistic about our long-term outlook, given the new program launches we have under contract and the level of new business quote activity we are engaged in with both existing and new customers. Our pipeline of new program launches builds on the solid foundation for our business as we look beyond 2018.”

“The shift from combustion engine to battery electric vehicles continues to accelerate, and we are well-positioned and actively engaged with customers to be a primary source for acoustic content for new models,” concluded Weinhardt. “We were recently awarded a new program for our TwinShape ducts by a start-up producer of battery electric vehicles that has successfully been demonstrating concept vehicles and is poised to launch into production late next year and accelerate as we enter 2020,” continued Weinhardt. “Electric vehicles typically include more acoustic content than traditional vehicles, which plays directly to our offerings. We are encouraged by the trends we are seeing in this segment of the market and the opportunities it represents for our business.”

Third Quarter Financial Summary

Total revenue for the quarter ended September 30, 2018 increased to $42.1 million, up 2.0%, or $0.9 million from $41.2 million during the same period last year. The increase was primarily driven by an increase in North American auto production of 4.2% quarter over quarter.

Gross profit for the quarter ended September 30, 2018 was $8.5 million, or 20.3% of total revenue, compared to $9.0 million, or 21.8% of total revenues, for the corresponding period last year. The decrease in gross profit was primarily related to short-term operational inefficiencies that arose when we shifted production from our Ft. Smith, Arkansas facility to other Company facilities, as well as from excessive labor turnover in some production facilities due to tight labor markets.

Restructuring expense for the quarter ended September 30, 2018 of $0.2 million was related to the previously announced manufacturing facility closure in Fort Smith, Arkansas and compares to $0 in the same period last year.

Net income for the quarter ended September 30, 2018 was $0.6 million, or $0.06 per basic and diluted share, compared to $0.7 million, or $0.07 per basic and diluted share, in the third quarter of 2017. The decrease in net income was primarily due to the gross profit decreases and the restructuring expenses described above, partially offset by higher sales.

Adjusted EBITDA for the quarter ended September 30, 2018 was $3.4 million compared to $3.7 million in the third quarter of 2017. The decrease is primarily a result of the lower margins as a percentage of sales described above, offset somewhat by higher sales. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended September 30, 2018 was $0.11 compared to $0.10 in the third quarter of 2017. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the first nine months of 2018 increased to $135.1 million, up 1.1%, or $1.5 million from $133.6 million during the same period last year. The increase was primarily driven by increased market penetration, partially offset by a decline in North American auto production of 0.4% year over year.

Gross profit for the first nine months of 2018 was $30.8 million, or 22.8% of total revenue, compared to $30.7 million, or 23.0% of total revenues, for the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily related to the operational inefficiencies experienced during the third quarter.

Restructuring expense for the first nine months of 2018 of $1.2 million was related to previously announced manufacturing facility closures in Port Huron, Michigan and Fort Smith, Arkansas and compares to $0 in the same period last year.

Net income for first nine months of 2018 was $3.9 million, or $0.40 per basic and $0.39 per diluted share, respectively, compared to $4.4 million, or $0.45 per basic and diluted share, in the corresponding period last year. The decrease in net income was primarily due to the restructuring expenses and gross profit decreases described above, partially offset by the higher sales.

Adjusted EBITDA for the first nine months of 2018 was $13.9 million compared to $14.1 million in the same period last year. The decrease is primarily a result of the lower margins described above, partially offset by the higher sales so far this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first nine months of 2018 was $0.54 compared to $0.52 in the same period last year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of September 30, 2018 the Company had approximately $1.0 million in cash and cash equivalents, as compared to December 31, 2017 when the Company had $1.4 million in cash and cash equivalents. Total debt outstanding as of September 30, 2018 was $55.8 million compared to $53.6 million as of December 31, 2017.

As of September 30, 2018, the Company had $4.6 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $32.5 million Revolving Line of Credit.
Amended and Restated Credit Agreement

On November 8, 2018, subsequent to the end of the third quarter, Unique Fabricating NA, Inc. and Unique-Intasco Canada, Inc. entered into an Amended and Restated Credit Agreement (the “Agreement”), which amended and restated its existing Credit Agreement. The Agreement increases the principal amount of two current US Term Loans to a combined total of $26.0 million by retiring a portion of the borrowings currently outstanding on the Revolving Line of Credit, while continuing to provide for borrowings of up to $30.0 million under the Revolving Line of Credit (subject to availability), as well as creating a new two year $5.0 million line of credit to fund capital expenditures. Furthermore, the Agreement extends the maturity dates of all borrowings from April 28, 2021 to November 7, 2023, and revises the amortization schedule of both the new US Term Loan and the current Canadian Term Loan.
2018 Outlook
For the full year 2018, Unique Fabricating is updating its outlook based on its results for the first nine months of the year and industry production forecasts of light vehicles manufactured for the year, based on independent industry research published in October, and the mix of production by light vehicle platform contained in such research.

	Previous Guidance	Updated Guidance
Revenue	$181 million to $185 million	$171 million to $175 million
Adjusted diluted earnings per share	$0.82 to $0.86	$0.58 to $0.62
Adjusted EBITDA	$20.0 million to $21.0 million	$17.0 million to $18.0 million

The Company does not present a quantitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation.
Dividend
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on November 9, 2018. The dividend will be payable on December 7, 2018 to stockholders of record as of the close of business on November 30, 2018.
Quarterly Results Conference Call

Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13684545. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on November 9, 2018 until 11:59PM ET on November 16, 2018 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13684545.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2018 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.
Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended September 30, 2018	Thirteen Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended October 1, 2017
Net sales	$42,051,968	$41,231,366	$135,098,491	$133,606,501
Cost of sales	33,528,457	32,256,440	104,305,811	102,858,323
Gross profit	8,523,511	8,974,926	30,792,680	30,748,178
Selling, general, and administrative expenses	7,226,204	7,268,812	22,571,692	22,455,833
Restructuring expenses	175,526	—	1,155,910	—
Operating income	1,121,781	1,706,114	7,065,078	8,292,345
Non-operating (expense) income
Other (expense) income, net	21,166	39,673	(43,167)	83,748
Interest expense	(836,887)	(770,149)	(2,433,360)	(2,089,056)
Total non-operating expense, net	(815,721)	(730,476)	(2,476,527)	(2,005,308)
Income – before income taxes	306,060	975,638	4,588,551	6,287,037
Income tax (benefit) expense	(320,763)	260,532	698,830	1,856,684
Net income	$626,823	$715,106	$3,889,721	$4,430,353
Net income per share
Basic	$0.06	$0.07	$0.40	$0.45
Diluted	$0.06	$0.07	$0.39	$0.45
Cash dividends declared per share	$0.15	$0.15	$0.45	$0.45

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets (Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$982,913	$1,430,937
Accounts receivable – net	31,157,862	27,203,296
Inventory – net	17,506,671	16,330,084
Prepaid expenses and other current assets:
Prepaid expenses and other	3,928,197	3,962,012
Refundable taxes	1,258,080	646,253
Asset held for sale	733,059	—
Total current assets	55,566,782	49,572,582
Property, plant, and equipment – net	25,027,850	22,975,401
Goodwill	28,871,179	28,871,179
Intangible assets– net	16,560,818	19,635,782
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	226,550	353,719
Deferred tax asset	529,099	342,552
Total assets	$127,836,398	$122,805,335
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,051,539	$11,708,175
Current maturities of long-term debt	4,399,998	3,799,998
Income taxes payable	86,987	348,910
Accrued compensation	3,524,586	2,840,559
Other accrued liabilities	1,220,132	1,027,489
Total current liabilities	23,283,242	19,725,131
Long-term debt – net of current portion	23,780,796	27,288,846
Line of credit-net	27,616,745	22,476,525
Deferred tax liability	2,647,098	2,432,754
Total liabilities	77,327,881	71,923,256
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,771,587 and 9,757,563 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	9,772	9,758
Additional paid-in-capital	45,845,175	45,712,568
Retained earnings	4,653,570	5,159,753
Total stockholders’ equity	50,508,517	50,882,079
Total liabilities and stockholders’ equity	$127,836,398	$122,805,335

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows (Unaudited)

	Thirty-Nine Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended October 1, 2017
Cash flows from operating activities
Net income	$3,889,721	$4,430,353
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,947,495	4,703,909
Amortization of debt issuance costs	106,609	113,412
Loss on sale of assets	5,179	12,442
Bad debt adjustment	(52,483)	96,531
Gain on derivative instrument	(5,645)	(188,054)
Stock option expense	98,621	115,245
Deferred income taxes	27,797	(77,446)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,902,083)	(2,180,715)
Inventory	(1,176,587)	(300,347)
Prepaid expenses and other assets	(445,198)	(1,829,809)
Accounts payable	2,708,213	758,356
Accrued and other liabilities	614,747	(12,831)
Net cash provided by operating activities	6,816,386	5,641,046
Cash flows from investing activities
Purchases of property and equipment	(4,691,424)	(3,466,432)
Proceeds from sale of property and equipment	28,205	29,347
Net cash used in investing activities	(4,663,219)	(3,437,085)
Cash flows from financing activities
Net change in bank overdraft	(364,849)	(806,075)
Payments on term loans	(2,962,477)	(2,574,545)
Proceeds from revolving credit facilities, net	5,088,039	5,837,324
Proceeds from exercise of stock options and warrants	34,000	37,001
Distribution of cash dividends	(4,395,904)	(4,386,893)
Net cash (used in) provided by financing activities	(2,601,191)	(1,893,188)
Net increase (decrease) in cash and cash equivalents	(448,024)	310,773
Cash and cash equivalents – beginning of period	1,430,937	705,535
Cash and cash equivalents – end of period	$982,913	$1,016,308
Supplemental disclosure of cash flow Information – cash paid for
Interest	$2,304,312	$1,953,206
Income taxes	$1,178,482	$1,793,316

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended September 30, 2018	Thirteen Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended October 1, 2017
GAAP Net income	$626,823	$715,106	$3,889,721	$4,430,353
Plus: Interest expense, net	836,887	770,149	2,433,360	2,089,056
Plus: Income tax expense	(320,763)	260,532	698,830	1,856,684
Plus: Depreciation and amortization	1,661,677	1,596,272	4,947,495	4,703,909
Plus: Non-cash stock award	32,681	40,229	98,621	115,245
Plus: Non-recurring integration expenses	127,981	27,415	127,981	30,794
Plus: Transaction fees	26,717	—	26,717	23,235
Plus: Restructuring expenses	175,526	—	1,155,910	—
Plus: One-time consulting and licensing ERP system implementation costs	202,572	276,312	522,256	815,307
Adjusted EBITDA	$3,370,101	$3,686,015	$13,900,891	$14,064,583

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended September 30, 2018	Thirteen Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended October 1, 2017
GAAP Net income	$626,823	$715,106	$3,889,721	$4,430,353
Plus: Non-cash stock award	32,681	40,229	98,621	115,245
Plus: Non-recurring integration expenses	127,981	27,415	127,981	30,794
Plus: Transaction fees	26,717	—	26,717	23,235
Plus: Restructuring expenses	175,526	—	1,155,910	—
Plus: One-time consulting and licensing ERP system implementation costs	202,572	276,312	522,256	815,307
Less: Tax impact	(104,259)	(91,850)	(426,384)	(290,766)
Adjusted Net income	$1,088,041	$967,212	$5,394,822	$5,124,168

Diluted weighted average shares outstanding	9,918,625	9,898,273	9,916,000	9,903,240
Net income per share
Diluted - GAAP	$0.06	$0.07	$0.39	$0.45
Diluted - Adjusted	$0.11	$0.10	$0.54	$0.52

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended September 30, 2018	Thirteen Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended October 1, 2017
Non-cash purchase accounting impacts
Customer relationships amortization	$836,796	$837,522	$2,510,390	$2,510,570
Trade name amortization	72,926	72,926	218,778	218,779
Non-compete amortization	27,885	44,162	116,209	132,486
Unpatented technology	76,529	76,529	229,587	229,587
Less: Tax impact	(187,007)	(272,326)	(661,667)	(896,001)
Net income effect	$827,129	$758,813	$2,413,297	$2,195,421

Net income per share impact
GAAP - Basic	$0.08	$0.08	$0.25	$0.23
GAAP - Diluted	$0.08	$0.08	$0.24	$0.22